Exhibit 10.1

Form of Offer Letter to Kevin Royal

Dear Kevin:

Congratulations. On behalf of Bridgepoint Education, Inc., (the “Company”), I am pleased to re-hire you as Chief Financial Officer of the Company, effective Monday April 16th, 2018, located in San Diego, California, reporting directly to me. We look forward to you rejoining the Company. The purpose of this Offer Letter is to memorialize our understanding regarding your role as Chief Financial Officer.
As you know, you and the Company previously entered into an Employment Agreement dated October 1, 2015 and a Release of All Claims and Covenant Not to Sue Agreement dated October 31, 2017 (“Prior Agreements”). If you accept this offer, you acknowledge and agree that this this Offer Letter will supersede and replace, in their entirety, the Prior Agreements and that once your employment begins, any severance amounts or benefits that were being paid or provided to you pursuant to the Prior Agreements will immediately cease.
Should you accept this job offer, your employment will be subject to the following:

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Employee Handbook: In connection with your re-employment, you will receive a copy of the Bridgepoint Education, Inc. Employee Handbook and your employment will be subject to all of the provisions of this Handbook. You will also be required to sign an acknowledgment of receipt of the handbook.

•	Base Salary: You will be paid in bi-weekly installments equivalent to $395,000 on an annual basis, and subject to deductions for taxes and other withholdings as required by law.

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True-Up Bonus for 2017: In order to make up for certain bonus amounts that you earned in 2017 and that will be forfeited upon the cancellation of your Prior Agreements, during the first payroll period following your start date, the Company will pay you a lump sum cash payment equal to $$68,821.20.

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Short-Term Incentive Plan: You will be eligible to participate in any bonus programs as set forth by the Compensation Committee or sub-committee thereof. In addition, during each fiscal year (including 2018), you will be eligible to earn an annual cash bonus based on performance objectives reasonably established by the Compensation Committee or sub-committee thereof. Your annual target cash bonus amount will be equal to 50% of your base salary that is paid to you during the applicable fiscal year, prorated for each fiscal year

8620 Spectrum Center Boulevard, San Diego, CA 92123

in which you do not provide services during the entire year (other than 2018 for which you will be eligible to receive your full bonus). The actual amount of the annual bonus paid to you, if any, will be determined by the Compensation Committee or sub-committee thereof in its sole discretion. Your bonus, if any, will be paid during the first two and a half months of the fiscal year that follows the applicable performance fiscal year and, except as provided in the Amended and Restated Bridgepoint Education, Inc. Executive Severance Plan, you must be employed at the time the bonus is paid to receive your bonus.

8620 Spectrum Center Boulevard, San Diego, CA 92123

Equity Grants: You will be eligible to receive grants under the Bridgepoint Education, Inc. 2009 Stock Incentive Plan (as amended and restated May 10, 2017) or any successor plan adopted by the Company. Grants, if any, will be made in the sole discretion of the Compensation Committee or sub-committee thereof, and will be subject to the terms and conditions of the Stock Incentive Plan, the award agreement you must execute as a condition of any grant and the Company’s insider trading policy. Your grants for the 2018 fiscal year will have a grant date value of $525,000.

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Executive Severance Plan: You will be eligible to participate in the Amended and Restated Bridgepoint Education, Inc. Executive Severance Plan subject to the terms and conditions of the Executive Severance Plan document.

•	Indemnification Agreement: You will be provided with the Company’s standard form of Indemnification Agreement.

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Expense Reimbursement: You will be reimbursed for all reasonable business expenses (including, but without limitation, travel expenses) upon the properly completed submission of requisite forms and receipts to the Company in accordance with the Company’s Expense Reimbursement Policy.

•	Benefits: You will be eligible to participate in the standard benefits available to the Company’s full-time employees. Currently, the standard benefits include the following:

◦	401(k) Retirement Account and Employee Stock Purchase Plan

◦	Health, dental, life and disability insurance, commensurate with other Executives of the Company, with coverage beginning on the first day of the month following the date of hire

◦	Flexible Spending Account

◦	Health and Wellness Program

◦	Sick Leave and Accrued Vacation

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Arbitration: You agree that any controversy or claim relating to this Offer Letter or any breach thereof, and any claims you may have arising from or relating to your employment with the Company or that the Company may have against you arising from or relating to your employment with the Company, of any nature whatsoever, other than those prohibited by law, will be settled solely and finally by binding arbitration in San Diego, California before a single neutral arbitrator in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (“AAA”) then in effect in the State of California, which can be

8620 Spectrum Center Boulevard, San Diego, CA 92123

found at www.adr.org, and for which you can request a copy from the Company, and judgment upon such award rendered by the arbitrator may be entered in any court having jurisdiction thereof, provided that this paragraph will not be construed to eliminate or reduce any right the Company or you may otherwise have to obtain a temporary restraining order or a preliminary or permanent injunction to enforce any of the covenants contained in this Offer Letter before the matter can be heard in arbitration. The arbitrator shall issue written findings of fact and conclusions of law.

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No Use of Confidential Information:  The Company is extending this offer due to your skills and abilities and not due to any information you might possess regarding current or former employers.  If you accept this offer, keep in mind that you may not bring to the Company, disclose to the Company or use in the performance of your duties for the Company any confidential information, trade secrets, documents or materials from any other employer.

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Non-Compete Agreement:  You confirm by accepting this offer and working for the Company in the position described above, you will not be breaching any previous agreements with prior employers.  Please attach all agreements you have entered into with any prior employers relating to confidentiality, including, any non-disclosure, non-competition, and non-solicitation agreements or other agreements entered into upon your termination of employment with any prior employers and sign this letter where indicated below to acknowledge your acceptance of employment on these terms.

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Proprietary Information and Inventions Agreement; Company Policies; Return of Company Property: This offer is contingent upon you signing our standard form of Proprietary Information and Inventions Agreement. During your employment, you will be required to adhere to all of the Company’s policies and procedures, including procedures surrounding proprietary information and inventions.

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Cooperation: Following your termination of your employment, you agree that, upon the Company’s request, you will cooperate with and assist the Company, its affiliates, and their respective legal counsel at any time and in any manner required by the Company, one or more of its affiliates, or its legal counsel in connection with any litigation, investigations, legal process, or similar matters involving events of which you have knowledge as a result of your employment.

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Non-Disparagement: You agree that you will not disparage the Company, its directors, officers, employees, affiliates, subsidiaries, predecessors, successors, assigns, or its products or services in any written or oral communications to any third party. Executive further agrees that you will not direct anyone to make any disparaging oral or written remarks about the Company, its directors, officers, employees, affiliates, subsidiaries, predecessors, successors or assigns to any third parties.

8620 Spectrum Center Boulevard, San Diego, CA 92123

It is expressly understood and agreed that nothing contained in this Offer Letter will prohibit you from reporting possible violations of federal law or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or from participating in a resulting investigation or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.
This Offer Letter is governed by and enforced in accordance with the laws of the State of California, without regard to its choice of law provisions. This Offer Letter supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this Offer Letter and contains all the legally binding understandings and agreements between you and the Company pertaining to the subject matter described herein. If you agree with the terms of this Offer Letter, please sign and date one copy of this Letter in the space below and return it to Diane.Thompson@bpiedu.com.
We are thrilled to welcome you back to our team! Please let me know if you have any questions.
Very truly yours,

/s/ Andrew Clark

Andrew Clark
Chief Executive Officer

KEVIN ROYAL

/s/ Kevin Royal

Date: 4/13/18

8620 Spectrum Center Boulevard, San Diego, CA 92123